Exhibit 5.1

July 6, 2009

NBTY, Inc.

2100 Smithtown Avenue

Ronkonkoma, New York  11779

Ladies and Gentlemen:

I am acting as counsel to NBTY, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”) relating to an aggregate total of 3,872,393 shares (the “Shares”) of the Company’s common stock, par value $.008 per share (the “Common Stock”), which includes 2,500,000 Shares reserved for issuance pursuant to the NBTY, Inc. 2009 Equity Awards Plan (the “2009 Plan”) and 1,372,393 Shares reserved for issuance pursuant to the NBTY, Inc. 2008 Stock Option Plan (together with the 2009 Plan, the “Plans”).

I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, as each is in effect on the date hereof, the Registration Statement, the Plans, resolutions of the Board of Directors of the Company relating to the adoption of and amendments to the Plans and the proposed registration and issuance of the Shares and such other corporate documents and records and other certificates, and I have made such investigations of laws as I have deemed necessary or appropriate in order to render the opinions hereinafter set forth.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, I am of the opinion that the Shares to be issued pursuant to the terms of the Plans have been duly and validly authorized and, when the Shares have been paid for and issued in accordance with the terms of the Plans, such Shares will be duly and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the Registration Statement to me under the heading “Interests of Named Experts and Counsel.”  In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Irene B. Fisher

Irene B. Fisher
General Counsel